EXHIBIT 99.1


News
For Immediate Release                                 SILGAN HOLDINGS INC.
                                                      4 Landmark Square
                                                      Suite 400
                                                      Stamford, CT  06901

                                                      Telephone: (203) 975-7110
                                                      Fax:       (203) 975-7902


                                                                Contact:
                                                                Robert B. Lewis
                                                                (203) 406-3160




                    SILGAN HOLDINGS ANNOUNCES THE ELECTION OF
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                            ANTHONY J. ALLOTT AS CEO
                            ------------------------



STAMFORD, CT, March 1, 2006 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, announced today that its Board of Directors has elected Anthony J. Allott as Chief Executive Officer of the Company effective March 1, 2006. Mr. Allott will also remain as President of the Company.

Phil Silver and Greg Horrigan will continue in their roles as Co-Chairmen of the Board, but in a non-executive capacity. The Board of Directors also announced the Company's intention to amend its charter to expand the size of the Board from six to seven directors. If the amendment to the Company's charter is approved by shareholders at the next shareholders' meeting in 2006, it is the Board's intention to appoint Mr. Allott as a director of Silgan Holdings.

Tony Allott joined Silgan Holdings in May 2002 as Executive Vice President and Chief Financial Officer. In August 2004, Mr. Allott was appointed President and given the responsibility for Silgan's operations. Messrs. Silver and Horrigan said "Over the past few years, we have given Tony ever increasing responsibilities and exposed him to all aspects of the Silgan business. We and the other Silgan directors believe that Tony has



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the integrity,  vision,  energy and leadership to continue Silgan on the path of growth and success."

Messrs. Silver and Horrigan added, "Since the Company's founding in 1987, we have often stated that our substantial investment in Silgan has informed our judgment in our oversight of the Company. We have previously communicated we might sell shares from time to time for the purpose of diversification and/or estate planning. We have each done some of that the past few years and may well do more over the next several years. Even so, it is likely that we will each continue to have a significant equity interest in Silgan, and that this ownership will continue to inform our judgment in our roles as Co-Chairmen."

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Silgan  Holdings is a leading  North  American  manufacturer  of consumer  goods packaging products with annual net sales of approximately $2.5 billion in 2005. Silgan operates 60 manufacturing facilities in the U.S. and Canada. In North America, Silgan is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products and of metal, composite and plastic vacuum closures for food and beverage products.

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